February 4, 2004





Hansen Natural Corporation
1010 Railroad Street
Corona, California 92882


     RE: Registration Statement on Form S-8 of Hansen Natural Corporation (the "Registration Statement") registering 2,000,000 shares of Common Stock, $ .005 par value


Ladies and Gentlemen:

     We have acted as special counsel for Hansen Natural Corporation, a Delaware corporation (the "Company"), in connection with the registration on Form S-8 of the offer and sale of up to 2,000,000 shares of common stock, $.005 par value, of the Company (the "Common Stock") under the Hansen Natural Corporation 2001 Stock Option Plan (the "Plan").

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the "Act").


     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:
(i) the Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") under the Act; (ii) the Certificate of Incorporation of the Company, as amended and currently in effect; (iii) the By-Laws of the Company, as amended and currently in effect; (iv) the Plan; and
(v) resolutions of the Board of Directors of the Company relating to, among other things, the filing of the Registration Statement. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Based upon and subject to the foregoing, we are of the opinion that when issued and delivered by the Company pursuant to the Plan, the shares of Common Stock being registered will be legally issued, fully paid and non-assessable shares of Common Stock.

     The forgoing opinions are limited to the laws of the United States and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We express no opinion as to the application of the securities or blue sky laws of the various states to the issuance and sale of Common Stock.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.


                                        Very truly yours,

                                        /s/ Winston & Strawn LLP